Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen California Premium Income Municipal Fund
811-07720

The annual meeting of shareholders was held in the offices of Nuveen Investments on February 24, 2014; at this meeting the shareholders were asked to vote on the election of Board Members and the approval of an Agreement and Plan of Reorganization. The meeting was subsequently adjourned to March 17, April 4 and May 2, 2014.

Voting results for February 24, 2014 are as follows:

<c>Common & Preferred shares voting
together as a class
<c>Preferred
shares
To approve an Agreement and Plan of
Reorganization


   For
            2,480,693
          884,641
   Against
                 83,236
            19,713
   Abstain
                 89,970
            34,000
   Broker Non-Votes
            5,624,305
       2,333,696
      Total
            8,278,204
       3,272,050



Proxy materials are herein
incorporated by reference
to the SEC filing on January 22,
2014, under
Conformed Submission Type N-
14 8C, accession
number 0000950123-14-016169